CERTIFICATE OF MERGER

OF

PACE HEALTH MANAGEMENT SYSTEMS, INC.

AND

CONMED HEALTHCARE MANAGEMENT, INC.

It is hereby certified that:

1. The constituent business corporations participating in the merger herein certified are:

(i)    Pace Health Management Systems, Inc., which is incorporated under the laws of the State of Iowa; and

(ii)    Conmed Healthcare Management, Inc., which is incorporated under the laws of the State of Delaware.

2. An Agreement and Plan of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 252 of the Delaware General Corporation Law, to wit, by Pace Health Management Systems, Inc. in accordance with the laws of the State of Iowa and by Conmed Healthcare Management, Inc. in the same manner as is provided in Section 251 of the Delaware General Corporation Law, and for accounting purposes only, such merger shall be effective as of 4:00 P.M. Eastern Standard Time on March 14, 2007.

3. The name of the surviving corporation in the merger herein certified is Conmed Healthcare Management, Inc., which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the Delaware General Corporation Law.

4. The Certificate of Incorporation of Conmed Healthcare Management, Inc., as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the Delaware General Corporation Law.

5. The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at the principal place of business of the aforesaid surviving corporation, the address of which is as follows:

Conmed Healthcare Management, Inc.
9375 Chesapeake Street, Suite 203
La Plata, Maryland 20646

6. A copy of the aforesaid Agreement and Plan of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

7. The authorized capital stock of Pace Health Management Systems, Inc. consists of 25,000,000 shares of capital stock divided into (i) 20,000,000 shares of common stock, no par value and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share.

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Executed on this 13th day of March, 2007.

Conmed Healthcare Management, Inc.

By:	/s/ Richard Turner
Name: Richard Turner
Title: President